Exhibit 23.2





                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement on Form S-3 of Applied Digital Solutions, Inc. (formerly, Applied Cellular Technology, Inc.) of our report dated September 7, 2000 relating to the financial statements of Pacific Decision Sciences Corporation and Subsidiaries for the year ended June 30, 2000 which appear in Applied Digital Solutions, Inc.'s Amendment No. 1 dated December 29, 2000 to Form 8-K dated November 1, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Rubin, Brown, Gornstein & Co. LLP


Rubin, Brown, Gornstein & Co. LLP
St. Louis, Missouri
June 13, 2001